Exhibit 99.1
For Immediate Release
Contacts:
Thomas Higgins
Chief Financial Officer
508.497.2809
Michele Boudreau
Corporate Communications
650.279.2088
Caliper Life Sciences Announces Results for Third Quarter
-Revenue Growth, NovaScreen Acquisition, Affymetrix GCAS Launch and New Bio-Rad Collaboration Signal Continued Momentum-
HOPKINTON, Mass., November 1, 2005 — Caliper Life Sciences, Inc. (Nasdaq: CALP) today announced its third quarter financial results for 2005. Total revenue for the quarter was $21.3 million, up 5.7% from $20.2 million in the same period last year and in line with the company’s previous projections.
Net loss for the quarter was $3.9 million, or $0.13 per share, a 25% improvement over the net loss of $5.1 million, or $0.17 per share, for the third quarter of 2004. As of September 30, 2005, the company had cash, cash equivalents and marketable securities of $34.8 million.
During the quarter the company announced the planned acquisition of NovaScreen Biosciences, which subsequently closed on October 3, 2005. The acquisition of NovaScreen positions the company to meet increasing demand for outsourced drug discovery solutions, particularly drug safety profiling.
“Q3 was an important quarter in the evolution of Caliper Life Sciences,” said Kevin Hrusovsky, President and CEO of Caliper. “We achieved our financial targets in the face of continuing softness in our markets and recorded our best quarter yet for LabChip 90 and LabChip 3000 system sales. We expect the strategic acquisition of NovaScreen will enrich our revenue mix, help accelerate LabChip adoption, and be a key growth driver for 2006.”
The company also announced two important business milestones in its “Caliper Driven” program during the third quarter. The first was Affymetrix’s launch of its GeneChip® Array System (GCAS), an automated target preparation system that is based on the Caliper Sciclone Liquid Handling System. The second milestone was the signing of a new Caliper Driven agreement with Bio-Rad, under which the companies will explore the feasibility of a novel LabChip microfluidics-based system.

“With the new Bio-Rad agreement we have now completed eight Caliper Driven deals in the past two years, and there are more in the pipeline,” continued Hrusovsky. “These deals seed the future growth of our company.”
“Looking forward, we expect to achieve our longstanding goal of positive cash flow from continuing operations for the fourth quarter of 2005 and for every year thereafter. We project revenue of $26 million to $28 million for the fourth quarter of 2005, which represents a growth rate of 8% to 16% over the fourth quarter of 2004.”
Caliper will webcast its third quarter results conference call starting at 9:00 am EST today. To listen to the webcast, visit http://www.fulldisclosure.com or the investor relations section of Caliper’s website at www.caliperLS.com. The webcast will be available for replay until Caliper’s earnings call for the fourth quarter of 2005.
A telephone replay is also available until November 8 by dialing 888.286.8010 and using the participant passcode of 67484579. International callers can access the playback by dialing 617.801.6888 and using the same participant passcode.
About Caliper Life Sciences
Caliper Life Sciences uses its leading microfluidics patent estate, innovative automation technologies, and broad assay expertise to accelerate drug discovery, enable diagnosis of disease and facilitate scientific research. With the acquisition of NovaScreen Biosciences in October 2005, Caliper provides a unique central resource for drug discovery systems and services.
Caliper headquarters are located in Hopkinton, MA, with R&D, operations and manufacturing facilities for LabChip devices in Mountain View, CA, NovaScreen service operations in Hanover, MD and direct sales, service and applications support throughout the world. The company’s customers and Caliper Driven partners include many of the largest pharmaceutical, biotechnology, and life sciences companies. www.caliperLS.com
The statements in this press release regarding Caliper’s expectations of growth related to the NovaScreen acquisition, Caliper’s goal of achieving positive cash flow from continuing operations for the fourth quarter of 2005 and every year thereafter, and Caliper’s revenue projections for the fourth quarter of 2005 are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements as a result of a number of factors, including the risks that unexpected difficulties may be encountered in gaining wider adoption of Caliper’s new products and NovaScreen services and Caliper’s expectations regarding demand for its products and services may not materialize if capital spending by Caliper’s customers unexpectedly declines, if competitors introduce new products and services, or if Caliper is unable to convince potential customers regarding the superior performance of its drug discovery systems and other products and services. Further information on risks faced by Caliper are detailed under the caption “Factors Affecting Operating Results” in Item 2 of Caliper’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2005. This filing is available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release or the conference call.
LabChip is a registered trademark and Caliper Driven is a trademark of Caliper Life Sciences, Inc. GeneChip is a registered trademark of Affymetrix, Inc.

CALIPER LIFE SCIENCES, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Product revenue	$15,813	$14,759	$41,394	$39,753
Service revenue	3,437	3,438	10,293	10,079
License fees and contract revenue	2,082	1,984	8,380	6,203

Total revenue	21,332	20,181	60,067	56,035
Costs and expenses:
Cost of product revenue	10,478	9,209	28,287	26,321
Cost of service revenue	1,662	1,792	5,054	5,076
Research and development	4,203	5,287	12,638	18,032
Selling, general and administrative	7,792	7,641	23,082	24,004
Stock-based compensation, net	339	475	1,170	2,405
Amortization of intangible assets	897	936	2,693	2,879
Restructuring charges	—	—	—	2,218

Total costs and expenses	25,371	25,340	72,924	80,935

Operating loss	(4,039)	(5,159)	(12,857)	(24,900)
Interest income, net	140	129	427	465
Other expense, net	(50)	(21)	(504)	(64)

Loss before income taxes	(3,949)	(5,051)	(12,934)	(24,499)
Provision for income taxes	97	(78)	(35)	(140)

Net loss	$(3,852)	$(5,129)	$(12,969)	$(24,639)

Net loss per share, basic and diluted	$(0.13)	$(0.17)	$(0.42)	$(0.85)
Shares used in computing net loss per common share, basic and diluted	30,763	29,508	30,602	29,071

CALIPER LIFE SCIENCES, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2005	2004
	(unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$9,719	$10,403
Marketable securities	25,043	39,834
Accounts receivable, net	13,657	17,040
Inventories	12,459	9,828
Prepaid expenses and other current assets	2,315	2,138

Total current assets	63,193	79,243
Property and equipment, net	6,995	6,186
Intangibles, net	10,024	12,745
Goodwill	47,215	47,215
Other assets	4,338	2,558

Total assets	$131,765	$147,947

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	23,245	27,009
Long-term obligations	7,491	9,359
Stockholders’ equity	101,029	111,579

Total liabilities and stockholders’ equity	$131,765	$147,947

Note 1: Derived from audited financial statements for the year ended December 31, 2004.